Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Jim Ryan
(973) 541-3766

Curtiss-Wright adopts majority voting in director elections

PARSIPPANY, NJ – Nov. 19, 2012 – Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation (NYSE:CW) announced today that the Board of Directors voted on November 11, 2012 to adopt the principle of majority voting in director elections. The Board did so by amending its Corporate Governance Guidelines to provide that, in an election where the only nominees are those recommended by the Board, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall be deemed to have tendered his or her resignation to the Chairman of the Committee on Directors and Governance, which shall make recommendations to the Board on the response to the resignation. The Board will decide whether to accept the resignation based on such factors as the reasons, if known, why stockholders “withheld” or were requested to “withhold” votes from the director, the director’s length of service and qualifications, the director’s contributions to the Company, and the current mix of skills and attributes of the directors on the Board. A copy of the revised Corporate Governance Guidelines can be found in the Corporate Governance section on the Curtiss-Wright website, www.curtisswright.com.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,300 people worldwide. For more information, visit www.curtisswright.com

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Curtiss-Wright Corporation

10 Waterview Boulevard, Parsippany, NJ 07054

(973) 541-3700 • FAX (973) 541-3699

www.curtisswright.com